Exhibit 10.4

ASSIGNMENT AND CO-OWNERSHIP AGREEMENT (TEST INTEREST)

Pseudohypoxia Early-Warning Test

This Assignment and Co-Ownership Agreement (this “Agreement”) is entered into as of the Closing Date under the Mutual Stock Purchase and Asset Exchange Agreement dated as of October 14, 2026 (as subsequently amended on October 15, 2026 and October 16, 2026, the “Purchase Agreement”), by and between SOD SCIENCES, INC., a Nevada corporation (“SOD” or “Assignor”) and VIVOS THERAPEUTICS, INC., a Delaware corporation (“Vivos” or “Assignee”). SOD and Vivos are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. SOD owns or controls certain intellectual property, know-how, protocols, data rights, and related assets comprising the pseudohypoxia early-warning test (as more particularly described on Schedule A, the “Test IP”).

B. Concurrently herewith, the Parties are entering into a transaction pursuant to which Vivos will issue shares of a new series of convertible preferred stock to SOD in exchange for, among other consideration, a 11% equity interest in SOD and a 50% undivided interest in the Test IP.

C. The Parties desire to effect the assignment of a 50% undivided interest in the Test IP to Vivos and to set forth the terms of co-ownership and joint exploitation of the Test IP.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the related transaction documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment of Interest

Effective as of the Closing Date under the Purchase Agreement, SOD hereby assigns, transfers, and conveys to Vivos, and Vivos hereby accepts, an undivided fifty percent (50%) interest in and to the Test IP (the “Assigned Interest”), free and clear of all liens, claims, and encumbrances except as disclosed on Schedule A. The Assigned Interest includes all right, title, and interest of SOD in and to the Test IP to the extent of such 50% undivided interest, including without limitation all patent rights, patent applications, know-how, trade secrets, protocols, data, improvements, and the right to claim priority therefrom.

SOD retains the remaining undivided fifty percent (50%) interest in the Test IP. From and after the Closing Date, SOD and Vivos shall be co-owners of the Test IP as tenants in common, each holding an undivided 50% interest.

For purposes of this Agreement, “Test” and “Test IP” include all modified, rebranded, successor, and derivative versions of the pseudohypoxia early-warning test and related intellectual property developed by SOD, or jointly by SOD and Vivos, to the extent based on or derived from the Test IP described on Schedule A, all of which shall be jointly owned by the Parties as part of the Test IP; provided, however, that Vivos shall solely own all right, title, and interest in and to all improvements, modifications, and derivative works of the Test IP developed solely by or for Vivos (“Vivos Derivatives”), subject only to the license set forth in Section 2.E, and neither the Vivos Derivatives nor any Vivos Background IP shall constitute Test IP. “Vivos Background IP” means all intellectual property, know-how, data, products, devices, and technology owned or controlled by Vivos as of the Closing Date or developed by or for Vivos independently of the Test IP, including Vivos’s at-home oxygen desaturation and recovery testing technology, oral appliances, and related devices and services, and all improvements thereto, whether or not used in connection with the Test.

2. Co-Ownership and Exploitation Rights

Each Party shall have the following rights with respect to the Test IP:

A.	Equal right to exploit and commercialize the Test IP and to grant non-exclusive licenses and sublicenses under the Test IP, subject to the economic arrangements set forth in Section 3 and the restrictions below; provided that neither Party shall grant any license or sublicense under the Test IP to a third party (other than end-user rights incident to sales of the Test in the ordinary course) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, and each Party shall provide the other with a copy of any such license or sublicense promptly after execution.

B.	Equal right to enforce the Test IP against third parties, provided that the enforcing Party shall notify the other Party in advance and the Parties shall reasonably cooperate in any enforcement action. The enforcing Party shall bear all costs and expenses of any enforcement action it brings. If, and only if, such enforcement action results in a monetary recovery (whether by judgment, award, or settlement), such recovery shall first be applied to reimburse the enforcing Party for one hundred percent (100%) of its enforcement costs and expenses (including reasonable attorneys’ and expert fees), and any remainder shall be shared 50/50 by the Parties. Each Party covenants that, upon the written request of the other Party (and at the requesting Party’s expense), it shall join as a party plaintiff in any infringement action and shall not refuse to join. Neither Party may settle any enforcement action in a manner that impairs the other Party’s rights in the Test IP without the prior written consent of the other Party. Without limiting the foregoing, the terms of any settlement, consent judgment, or other compromise of any enforcement action or proceeding shall require the mutual written agreement of both Parties, and neither Party shall, in connection with any such settlement or compromise, admit any fact, liability, invalidity, or unenforceability, or make any statement against interest, that is binding upon or attributable to the other Party without the other Party’s prior written consent. The foregoing applies equally to defense of validity challenges, including inter partes reviews and other post-grant proceedings.

C.	Neither Party may grant an exclusive license under the Test IP without the prior written consent of the other Party.

D.	Neither Party may assign, transfer, or encumber its interest in the Test IP without the prior written consent of the other Party, except (a) to an affiliate or (b) in connection with a sale of all or substantially all of its assets or equity, provided in each case that the transferee agrees in writing to be bound by all terms of this Agreement. Vivos shall have a right of first refusal on any proposed transfer of SOD’s retained interest in the Test IP, exercisable within thirty (30) days after written notice of the terms of the proposed transfer.

E.	Improvements and derivative works to the Test IP developed solely by SOD or jointly by the Parties shall be co-owned by the Parties as part of the Test IP (subject to the 50/50 economic arrangements in Section 3). Improvements developed solely by Vivos shall be owned by Vivos, subject to a non-exclusive, royalty-free, non-sublicensable license to SOD, transferable only together with a permitted transfer of SOD’s interest under Section 2.D, solely for use in connection with the Test and subject to the economic arrangements in Section 3. Each Party shall promptly disclose to the other in writing any improvement to the Test IP that is co-owned under this Section 2.E.

3. Economic Arrangements

The Parties shall split fifty-fifty (50/50) all revenue and consideration from exploitation of the Test IP, including contribution margin on every sale of the Test (and any modified, rebranded, or successor version) through any channel and all royalty, license, sublicense, and other exploitation revenue, regardless of which Party makes the sale or grants the license. “Contribution margin” means net revenue less direct costs of goods sold and direct channel costs attributable to the sale. For clarity, revenue from products or services other than the Test (including Vivos’s oral appliances, devices, treatment services, and other products embodying Vivos Background IP, even if sold together with or following the Test) is not subject to sharing, and only the portion of any bundled price reasonably allocable to the Test shall be shared. The Parties shall reconcile all such amounts on a quarterly basis and settle any amounts due within thirty (30) days after each quarter-end.

Costs of patent prosecution, maintenance, and defense shall be shared equally by the Parties unless otherwise agreed in writing. Either Party may, upon thirty (30) days’ prior written notice, elect to assume sole control and cost of prosecution or maintenance of any particular application or patent in any jurisdiction if the other Party elects not to participate in the costs for that matter; in such case the non-participating Party’s interest in that application or patent shall be assigned to the participating Party in that jurisdiction only.

Neither Party shall abandon, allow to lapse, or materially narrow the claims of any patent application or patent covering the Test IP without at least thirty (30) days’ prior written notice to the other Party. The other Party shall have a step-in right to assume control and cost of such application or patent (with corresponding ownership consequences in that jurisdiction as set forth above) if it so elects within the notice period.

4. Representations and Warranties of SOD

SOD represents and warrants to Vivos that:

A.	SOD is the sole and exclusive owner of the Test IP and has the full right and authority to assign the Assigned Interest.

B.	The Test IP is free and clear of all liens, security interests, and encumbrances except as disclosed on Schedule A.

C.	SOD has not granted any exclusive license or other right that would conflict with the Assigned Interest.

D.	The execution and performance of this Agreement have been duly authorized by all necessary corporate action of SOD.

E.	Schedule A sets forth a complete and accurate list of all patents and patent applications included in the Test IP, and each inventor and other person who contributed to the conception or development of the Test IP has executed a valid and enforceable written assignment of all such person’s rights therein to SOD.

F.	No government, university, hospital, or other third party has any ownership interest in, license to, or other right in the Test IP, and none of the Test IP was developed using funding, facilities, or personnel of any such party.

G.	To SOD’s knowledge, the practice of the Test IP does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party; SOD has taken reasonable measures to protect the confidentiality of the trade secrets included in the Test IP; and SOD has not made any public disclosure of the Test IP that would reasonably be expected to bar or impair patentability.

H.	The representations and warranties in Sections 4.A, 4.B, and 4.E shall survive until sixty (60) days after expiration of the applicable statute of limitations, and the remaining representations and warranties in this Section 4 shall survive for the period set forth in Section 8.1 of the Purchase Agreement.

5. Further Assurances; Technology Transfer; Confidentiality

Each Party shall, from time to time after the Closing Date, upon the reasonable request of the other Party and at the requesting Party’s expense (except as otherwise provided herein), promptly execute, acknowledge, and deliver all such further instruments, documents, and assurances, and take all such further actions, as may be reasonably necessary or desirable to (a) perfect, evidence, or protect the Assigned Interest, (b) carry out the intent and purposes of this Agreement, and (c) enable the requesting Party to fully exercise and enjoy the rights and benefits of its interest in the Test IP. Without limiting the generality of the foregoing, SOD shall, promptly upon Vivos’s request (and, with respect to clauses A, C, and E below and the Covenant to Record, at SOD’s sole expense):

A.	Execute and deliver any confirmatory assignments, short-form assignments suitable for recordation, or other instruments necessary to evidence or perfect Vivos’s undivided 50% interest in the Test IP;

B.	Cooperate in the preparation, filing, and prosecution of any patent applications covering the Test IP, and execute all documents reasonably required to maintain, defend, or enforce such applications and any resulting patents;

C.	Cause the Assigned Interest to be recorded with the United States Patent and Trademark Office and any applicable foreign patent offices promptly after the filing of any patent application covering the Test IP (or, if any such application has already been filed, within thirty (30) days after the Closing Date), and provide Vivos with evidence of such recordation;

D.	Provide reasonable access to inventors, technical personnel, and relevant records as needed to support patent prosecution, enforcement, or commercialization of the Test IP; and

E.	Execute any documents and take any actions reasonably necessary to correct any defect in title or to remove any undisclosed encumbrance on the Test IP.

Covenant to Record: Promptly following the filing of any patent application (provisional or non-provisional) in the United States or any foreign jurisdiction that covers or claims any portion of the Test IP, SOD shall prepare, execute, and cause to be recorded with the United States Patent and Trademark Office (or the applicable foreign patent office) an assignment or confirmatory assignment reflecting Vivos’s undivided 50% co-ownership interest in such patent application and any resulting patent, and shall provide Vivos with evidence of such recordation within fifteen (15) business days after the recording is effected. If any patent application covering the Test IP has already been filed as of the Closing Date, SOD shall effect such recordation within thirty (30) days after the Closing Date. SOD shall reasonably cooperate with Vivos in the preparation and filing of all documents necessary to effect such recordation.

Technology Transfer: Within thirty (30) days after the Closing Date, SOD shall deliver to Vivos complete copies of all protocols, validation data, clinical protocols, regulatory files, laboratory records, and other know-how and data comprising the Test IP in SOD’s possession or control. Thereafter, SOD shall provide Vivos with ongoing reasonable access to clinical and regulatory data relating to the Test IP upon request.

Confidentiality and Publication Controls: Each Party shall maintain in strict confidence all trade secrets, know-how, protocols, data, and other confidential information comprising the Test IP, and shall not disclose such information to any third party except under written confidentiality obligations no less restrictive than those herein or as required by law. Neither Party shall publish, present, or otherwise publicly disclose any aspect of the Test IP (including unpublished data or know-how) without providing the other Party at least thirty (30) days’ prior written notice and an opportunity to review and comment, and without obtaining the other Party’s prior written consent if such disclosure would reasonably be expected to impair patentability or trade-secret status. Nothing in this Section 5 shall restrict either Party from disclosing the existence and general terms of this Agreement, or a general description of the Test, in filings or public statements required by law or the rules of the Securities and Exchange Commission or any securities exchange.

If either Party fails to execute any such document or take any such action within ten (10) business days after written request, the other Party is hereby irrevocably appointed as attorney-in-fact for the non-performing Party (coupled with an interest) to execute and deliver such documents and take such actions in the non-performing Party’s name, solely to the extent necessary to perfect or evidence the Assigned Interest or otherwise carry out the purposes of this Section 5. This power of attorney is coupled with an interest and shall be irrevocable.

The obligations under this Section 5 shall survive the Closing Date indefinitely.

6. Term and Termination; Exit Mechanism

This Agreement shall continue for so long as the Test IP remains in force. If either Party wishes to terminate co-ownership or exit, it may deliver written notice of its desire to sell its interest. The other Party shall have thirty (30) days to elect to purchase the interest at a price equal to the fair market value of the interest as determined by an independent appraiser mutually selected by the Parties (or, if they cannot agree within ten (10) days, by an appraiser designated by the American Arbitration Association), the cost of which shall be shared equally by the Parties. If the other Party does not elect to purchase, the initiating Party may, within one hundred eighty (180) days thereafter, sell its interest to a third party at a price not less than such appraised fair market value and on other terms no more favorable to the third party than those offered to the other Party, subject to the transfer restrictions in Section 2 (including the requirement that the transferee agree in writing to be bound by all terms of this Agreement); provided that the other Party may withhold consent to any such sale to a direct competitor of the other Party.

7. Miscellaneous

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles. This Agreement, together with the related transaction documents, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements. This Agreement may be executed in counterparts, including by electronic signature. Any amendment must be in writing and signed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Assignment and Co-Ownership Agreement as of the Closing Date.

SOD SCIENCES, INC.

By:	/s/ Joseph M. Salvani
Name:	Joseph M. Salvani
Title:	Chief Executive Officer

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
Name:	R. Kirk Huntsman
Title:	Chairman and Chief Executive Officer

Schedule A

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of the omitted schedule to the Securities and Exchange Commission or its staff upon request.]